Exhibit 10.60

AVERION CASH INCENTIVE PLAN

ARTICLE I
GENERAL PROVISIONS

        1.1    Purpose.    The purpose of the Cash Incentive Plan (the “Plan) is to assist Averion International Corp. (the “Company”) in promoting and rewarding covered employees for achieving the goals and objectives that promote the interests of the Company and its stockholders.

        1.2    Administration of the Plan.    The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the authority to interpret and construe the Plan and to adopt all necessary rules and regulations for administering the Plan. All decisions and determinations of the Committee with respect to the Plan shall be final and binding on all parties. The Committee shall have the authority to delegate to the Executive Management Team the administration of the Plan with respect to those Participants who are not executive officers of the Company.

ARTICLE II
PARTICIPATION

        2.1    Eligibility and Participation.    Employees eligible to participate in the Plan shall include the members of the Company’s Executive Management Team (“EMT”), Global Operational Management Team (“GOMT”), Operational Management Team (“OMT”) and other key individuals employed with the Company as may be determined by the Committee. The Committee shall have the sole and absolute authority to designate actual participants in the Plan (“Participant”) from among those eligible persons set forth in the first sentence of this Section 2.1.

ARTICLE III
PLAN AWARDS

        3.1    Establishment of Performance Goals, Amount of Bonus Pool and Target Bonus.    Following the beginning of each fiscal year of the Company (“Plan Year”), the Committee shall, in its sole and absolute discretion, determine the amount of the annual bonus pool for such Plan Year (the “Bonus Pool”) and the individual and corporate performance goals (the “Performance Goals”) for each Participant for such Plan Year. The Performance Goals may relate to the Company, to individual Participants or such other criteria as the Committee shall, in its sole and absolute discretion, deem appropriate, including without limitation the criteria attached hereto as Exhibit A. The Performance Goals shall be identified for each Plan Year and shall be attached hereto as Exhibit B. The Committee shall establish the amount of the Bonus Pool to which each Participant may be eligible (the “Target Bonus”) by multiplying each Participant’s base rate of salary by a percentage value assigned by the Committee to each Participant.

        3.2    Evaluation of Performance Goals for Prior Plan Year.    Within ninety (90) days following the end of each Plan Year, and provided that the Company’s audited financial statements have been issued, the Committee shall, in its sole and absolute discretion, determine the extent to which the Performance Goals for the previous Plan Year have been attained. If the Committee determines that some or all of the individual Performance Goals for the previous Plan Year have been attained by a Participant, the Committee shall assign a percentage of the Target Bonus payable to such Participant by determining the value of each individual Performance Goal to the Company and the extent to which the individual Performance Goals have been attained by such Participant (“Allocation”). The Committee, in its sole and absolute discretion, may determine that a Participant’s Allocation for the Plan Year shall be less than or more than the amount earned by such Participant under the Plan. Only Participants who are performing services for the Company as of the last day of any Plan Year shall be eligible to receive an Allocation for such Plan Year. Whether an individual is performing services for the Company shall be determined by the Committee. Payments under the Plan to Participants living or working outside of the United States shall not qualify for pension contributions.

        3.3    Payment of Benefits.    The Company shall pay the Allocation due to a Participant in cash compensation, less applicable payroll and other withholdings, within thirty (30) days following the Committee’s determination as set forth in Section 3.2. All payments made by check under the Plan shall be delivered in person or mailed to the last address of a Participant or deposited to the Participant’s direct deposit account on file with the payroll department of the Company. Each Participant shall be responsible for furnishing the Company with the Participant’s correct current address.

ARTICLE IV
MISCELLANEOUS MATTERS

        4.1    No Enlargement of Employee Rights.    Nothing in the Plan shall be construed to create or imply any contract of employment between any Participant and the Company, to confer upon any Participant any right to continue in the employ of the Company or to confer upon the Company any right to require any Participant’s continued employment.

        4.2    Rights Not Alienable.    Any rights provided to a Participant under the Plan may not be assigned, transferred or alienated, except by will or pursuant to the laws of descent and distribution, and shall be earned only by the Participant.

        4.3    Other Compensation Plans.    The adoption of the Plan shall not affect any other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of compensation for employees, officers or directors of the Company.

        4.4    Amendment and Termination of Plan.    The Company may amend, modify or terminate the Plan at any time, but any such amendment, modification or termination shall not adversely affect any rights of the Participants with respect to the Plan, which had been awarded prior to such amendment, modification or termination.

        4.5    Governing Law.    To the extent not preempted by federal law, the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts.

Exhibit A

General Performance Goals

        Performance Goals may include financial and other criteria including, but not limited to, the following: Company revenue, profitability, EBITDA, net loss or profit, backlog, market share, therapeutic area performance, debt and equity financings, strategic alliances, customer satisfaction, and employee satisfaction.

A-1